Exhibit 10.1

September 1, 2015

James J. Cutillo

11012 Preservation Pt

Fishers, IN 46037

Re:	Separation and Release Agreement

Dear Jim:

This letter agreement (“Letter Agreement”) sets forth the understanding between you and Stonegate Mortgage Corporation (the “Company”) regarding your separation from the Company. Capitalized terms not otherwise defined herein have the meaning set forth in your Employment Agreement, dated March 9, 2012 and amended May 14, 2013, by and between you and the Company (the “Employment Agreement”).

1.	Termination of Employment Agreement

The Employment Agreement and your employment thereunder will terminate on September 10, 2015 (the “Termination Date”). It is agreed that you hereby resign, as of the Termination Date, from (i) the Board (and any committees thereof) and the governing body of any of the Company’s affiliates, (ii) any employment or other position with the Company’s affiliates, including as a manager or officer of any thereof, (iii) any position with any other investment, joint venture or other entity in which the Company or any of its affiliates has rights and (iv) any position in which you are acting on behalf of or as a representative of the Company (such as a trustee or administrative committee member with respect to a tax-qualified retirement plan).

2.	Separation Payments

Upon your termination of employment, you will be entitled to the following payments and benefits (in each case, less applicable withholdings):

(a)	As set forth in Section 8(e) of the Employment Agreement, the Company will pay you a total of $440,000 (your “Separation Payments”) which is equal to one (1) times your current base annual salary. As provided by your Employment Agreement and applicable tax rules, $220,000 will be paid in a lump sum on the first regularly occurring payroll date following the six-month anniversary of your Termination Date, and the remaining payments will be paid in consecutive semi-monthly installments commencing on the first regularly occurring payroll date following the six-month anniversary of your Termination Date.

(b)	As set forth in Section 8(e) of the Employment Agreement, you will remain eligible to receive a pro-rated portion of your Annual Bonus, based on the Annual Bonus that you would have been paid had you remained employed through December 31, 2015, prorated for the number of days you were employed by the Company during 2015 and payable within 30 days following the completion of the Company’s annual audited financial statements for 2015;

(c)	As set forth in Section 8(e) of the Employment Agreement, the Company will pay you (i) your base salary through the Termination Date, (ii) reimbursement for any unreimbursed business expenses incurred by you in accordance with Company policy prior to the Termination Date, (iii) employee benefits, if any, as to which you have a vested right under the terms and conditions of the Company’s employee benefit plans or policies (all reduced by any amounts owed by you to the Company) and (iv) your earned but unused vacation; and

(d)	As set forth in Section 4 of the Option Agreement, dated May 15, 2013, by and between you and the Company (the “Option Agreement”), your unvested options granted under the Option Agreement (your “Option Grant”) will vest to the extent that they would have if you had remained employed through January 1, 2016 (and the remainder of your Option Grant will be forfeited), such that you will retain 672,914 vested Stock Options which will be exercisable as set forth in the Option Agreement.

You will only be entitled to receive the benefits in Paragraph 2(a) above if you sign this Letter Agreement, reaffirm the general release and waiver of claims on or after the Termination Date and do not revoke any part of the general release of claims within the 7-day revocation period described below.

3.	General Release and Waiver of Claims

(a) Release of Your Claims. By signing this Letter Agreement, you, on behalf of yourself and your heirs, executors, administrators and assigns, in consideration of the payments and benefits provided to you by the Company pursuant to this Letter Agreement, knowingly and voluntarily waive, terminate, cancel, release and discharge forever the Company, its subsidiaries, affiliates, officers, directors, employees, members, attorneys and agents and their predecessors, successors and assigns, individually and in their official capacities (together, the “Released Parties”) from any and all actions, causes of action, claims, allegations, rights, obligations, liabilities, or charges (collectively, “Claims”) that you (or your heirs, executors, administrators, successors and assigns) has or may have, whether known or unknown, by reason of any matter, cause or thing occurring at any time before and including the date you execute (or reaffirm) this release arising under or in connection with your employment or termination of employment with the Company and its affiliates (together, as constituted from time to time, the “Group”), including, without limitation: claims for any cash or equity compensation or bonuses, whether or not paid under any Company compensation plan or arrangement; breach of contract; tort; wrongful, abusive, unfair, constructive, or unlawful discharge or dismissal; impairment of economic opportunity defamation; age and national origin discrimination; sexual harassment; back pay; front pay; benefits; attorneys’ fees; whistleblower claims; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; punitive or exemplary damages; violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other matters related in any way to your employment with the Group or the termination of that employment. In addition, in consideration of the provisions of this Letter Agreement, you further agree to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those claims that are known or suspected to exist in your favor as of the date you execute (or reaffirm) this release. This release of Claims will not, however, apply to any obligation of the Company pursuant to this Letter Agreement, any rights or claims you may have as a shareholder of the Company, any rights to indemnification from the Company you may have, any rights to continuing directors’ and officers’ liability insurance to the same extent as the Company covers its other officers and directors, any rights that you may have to obtain contribution in the event of the entry of judgment against yourself as a result of any act or failure to act for which both you and the Company are jointly responsible or any benefit to which you are entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits, vested benefits under any other benefit plans of the Company or its affiliates or any other welfare benefits required to be provided by statute (claims with respect thereto, collectively, “Excluded Claims”), and will not impede your right to raise any claim pursuant to any Federal whistleblower law or regulation.

(b) Proceedings By You or On Your Behalf. You further agree, promise and covenant that, to the maximum extent permitted by law, neither you, nor any person, organization, or other entity acting on your behalf, has filed or will file, charged or will charge, claimed or will claim, sued or will sue, or caused or will cause, or permitted or will permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Released Parties with respect to any Claims other than Excluded Claims.

(c) Acknowledgements by You. You hereby acknowledge and confirm that you were advised by the Company in connection with your termination of employment or services to consult with an attorney of your choice prior to signing this release of Claims, including, without limitation, with respect to the terms relating to your release of Claims arising under ADEA, and that you have in fact consulted an attorney. You have been given 21 days to review this release of Claims, and you are signing this release of Claims knowingly, voluntarily and with full understanding of its terms and effects, and you voluntarily accept the benefits provided for under

Paragraph 2(a) of this Letter Agreement for the purpose of making full and final settlement of all claims referred to above. You also understand that you have seven (7) days after the execution (or reaffirmation) date to revoke the release of Claims in Paragraph 3, and that this release of Claims and any obligations that the Company has under Paragraph 2(a) of this Letter Agreement will not become effective if you exercise your right to revoke the release of Claims within seven (7) days of execution (or reaffirmation). You understand that such revocation must be delivered to the Company at its headquarters, attn: General Counsel, during such period to be effective.

4.	Confidentiality and Restrictive Covenants

You agree and acknowledge that your obligations under the confidentiality, non-competition and non-solicitation covenants contained in Sections 9 and 10 of your Employment Agreement will continue to apply after the Termination Date for the period of time specified in such provisions. You affirm that such provisions are not unduly burdensome to you and are reasonably necessary to protect the legitimate interests of the Company. If, during the period of time during which any Separation Payments are payable to you, you engage in any activity which violates the restrictions contained in Section 10 thereof, then, from and after the date you engage in such competitive activities, in addition to all other rights and remedies of the Company, the Company shall not be obligated to make any further Separation Payments.

5.	Cooperation

You agree, after the Termination Date, to reasonably cooperate with the Company and its affiliates and their respective directors, officers, attorneys and experts in all matters relating to your pending work on behalf of the Company and the orderly transfer of such pending work to other employees of the Company as may be designated by the Company.

6.	Other Terms

(a) Breach. You agree and acknowledge that should you violate any term of this Letter Agreement, the amount of damages that the Company would suffer as a result of such violation would be difficult to ascertain and money damages will not afford the Company an adequate remedy. Except to the extent publicly disclosed by the Company or its representatives, you further agree and acknowledge that in the event of a breach of any term of this Letter Agreement, the Company’s obligation to provide you with any payments or benefits pursuant to Paragraph 2(a) of this Letter Agreement will immediately cease, and the Company will be entitled to recover any payments and benefits paid under this Letter Agreement and obtain all other relief provided by law or equity, including, but not limited to, injunctive relief. You further acknowledge your obligations to the Company under Section 8(i) of your Employment Agreement (Return of Materials).

(b) Additional Representations and Nondisclosure. You acknowledge that you have not relied on any representations or statements not set forth in your Employment Agreement or this Letter Agreement. You will not disclose the contents or substance of this Letter Agreement to anyone except your immediate family and any tax, legal or other counsel that you have consulted regarding the meaning or effect hereof, and you will instruct each of the foregoing not to disclose the same. Any such disclosure by any member of your immediate family or any of your tax, legal or other counsel will be regarded as a breach of this Paragraph 6(b) by you, and you will be fully responsible for any such breach.

(c) Nonadmission. Nothing contained in this Letter Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any of the other Released Parties.

(d) Entire Understanding. This Letter Agreement sets forth the entire agreement between you and the Company regarding your termination of employment and the termination of other service relationships with the Group, and supersedes any other severance, separation and/or employment agreements between you and the Company; provided, however, that it does not supersede the Consulting Agreement you entered into with the Company on or about the same date as this Letter Agreement, which Consulting Agreement shall remain a separate enforceable agreement between you and the Company pursuant to its terms. As of the Termination Date, your Employment Agreement will terminate and be of no further force and effect, except as set forth in this Letter Agreement with respect to the Employment Agreement; provided that, notwithstanding the foregoing, Sections 8 (Termination), 9 (Confidentiality), 10 (Limited Restrictive Covenants), 11 (Additional Restriction Matters), 12 (Injunctive and Other Relief) and 14 (Miscellaneous) of the Employment Agreement will each survive termination of the Employment Agreement and continue in effect through the periods provided therein.

(e) Governing Law. This Letter Agreement will be governed by and construed in accordance with the laws of the State of Indiana applicable to agreements made and to be performed entirely within such State. If any provision in this Letter Agreement is held invalid or unenforceable for any reason, the remaining provisions will be construed as if the invalid or unenforceable provision had not been included.

(f) Severability; Counterparts. The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision. If any provision of this Letter Agreement is held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Letter Agreement, will remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law. This Letter Agreement may be executed in several counterparts, each of which will be deemed an original, and such counterparts will constitute one and the same instrument.

(g) Section 409A of the Code. It is the parties’ intent that to the extent that any payment or benefit under this Agreement constitutes “non-qualified deferred compensation” within the meaning of Section 409A of the Code, then this Letter Agreement is intended to comply with Section 409A of the Code and the Letter Agreement shall be interpreted accordingly. If and to the extent that any payment or benefit is determined by the Company (a)

to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and (b) such payment or benefit must be delayed for six (6) months from your date of termination (or an earlier date) in order to comply with Section 409A(a)(2)(B)(i) of the Code and not cause you to incur any additional tax under Section 409A of the Code, then the Company will delay making any such payment or providing such benefit until the expiration of such six (6)-month period (or, if earlier, your death or a “change in control event”, as such term is defined in Section 1.409A-3(i)(4) and (5) of the Code).

[Remainder of Page Left Intentionally Blank]

To indicate your agreement with the foregoing, please sign and return this Letter Agreement to Mike McElroy, General Counsel and Secretary at 9190 Priority Way West Drive, Suite 300, Indianapolis, Indiana 46240.

Very truly yours,

STONEGATE MORTGAGE CORPORATION

By:	/s/ Mike McElroy
Mike McElroy
General Counsel

Accepted and Agreed:

/s/ James J. Cutillo
Name:	James J. Cutillo

Date:	9/1/15

[Signature Page to Letter Agreement re Separation and Release]